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                                                                    EXHIBIT 1.01

                                 TERMS AGREEMENT

                                                               November 23, 2004

Citigroup Global Markets Holdings Inc.
388 Greenwich Street
New York, New York 10013
Attn:  Treasurer

Dear Sirs:

      We understand that Citigroup Global Markets Holdings Inc., a New York corporation (the "Company"), proposes to issue and sell $52,500,000 aggregate principal amount of its Premium MAndatory Callable Equity-Linked SecuRitieS (PACERSSM) Based Upon the Common Stock of JPMorgan Chase & Co. Due November 30, 2007 ($10 Initial Principal Amount per PACERS) (the "PACERS"). Subject to the terms and conditions set forth herein or incorporated by reference herein, Citigroup Global Markets Inc. (the "Underwriter") offers to purchase 5,250,000 PACERS in the principal amount of $50,925,000 at 97% of the aggregate principal amount. The Closing Date shall be November 29, 2004 at 9:00 a.m. at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006.

      The PACERS shall have the following terms:

Title: Premium MAndatory Callable Equity-Linked SecuRitieS (PACERS(SM)) Based Upon the Common Stock of JPMorgan Chase & Co. Due November 30, 2007

Maturity:                     November 30, 2007

Maturity Payment:             Holders of the PACERS will be entitled to receive
                              at maturity the Maturity Payment (as defined in the Prospectus Supplement dated November 23, 2004


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                              relating to the PACERS)

Interest Rate:                The PACERS do not bear interest.  No Payments on
                              the PACERS will be made until maturity unless the Company is required to call the PACERS (as described below)

Initial Price To Public:      100% of the principal amount thereof

Mandatory Call Feature:       The Company is required to call the PACERS, in
                              whole, but not in part, if the trading price of JPMorgan Chase common stock at the close of trading on any trading day during the three trading-day periods starting on and including
                              November 25, 2005, November 24, 2006 or November
                              23, 2007 is greater than or equal to the Initial
                              Share Price of $37.56

Trustee:                      The Bank of New York

Indenture:                    Indenture, dated as of October 27, 1993, as
                              amended from time to time

      All the provisions contained in the document entitled "Salomon Smith Barney Holdings Inc. -- Debt Securities -- Underwriting Agreement Basic Provisions" and dated December 1, 1997 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

      Basic Provisions varied with respect to this Terms Agreement:

(A) All references to "Salomon Smith Barney Holdings Inc." in the Basic Provisions shall refer to the Company.

(B) Notwithstanding the provisions set forth in Section 3 of the Basic Provisions, the Company and the Underwriter hereby agree that the Securities will be in the form of Book-Entry Notes and shall be delivered on November 29, 2004 against payment of the purchase price to the Company by wire transfer in immediately


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      available funds to such accounts with such financial institutions as the
      Company may direct.

(C) Paragraph 4(j) of the Basic Provisions shall be amended and restated as follows: "The Company will not, without the consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertaking for such securities, of the Company, in each case that are substantially similar to the Securities or any security convertible into or exchangeable for the PACERS or such substantially similar securities, during the period beginning the date of the Terms Agreement and ending the Closing Date."

(D) Paragraph 5(g) of the Basic Provisions shall be amended and restated as follows: "You shall have received on the Closing Date a letter from KPMG LLP covering the matters set forth in Exhibit II hereto, with respect to the Registration Statement and the Prospectus at the time of the Terms Agreement."

      The Underwriter hereby agrees in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

      Edward F. Greene, Esq., is counsel to the Company. Cleary, Gottlieb, Steen & Hamilton is counsel to the Underwriter. Cleary, Gottlieb, Steen & Hamilton is special tax counsel to the Company.

      Please accept this offer no later than 9:00 p.m. on November 23, 2004, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:


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      "We hereby accept your offer, set forth in the Terms Agreement, dated
November 23, 2004, to purchase the PACERS on the terms set forth therein."

                                         Very truly yours,



                                         CITIGROUP GLOBAL MARKETS INC.


                                         By:      /s/ Ramesh Menon
                                               ---------------------------
                                               Name:  Ramesh Menon
                                               Title: Managing Director

ACCEPTED:

CITIGROUP GLOBAL MARKETS HOLDINGS INC.


By:         /s/ Scott Freidenrich
      -------------------------------------
      Name:  Scott Freidenrich
      Title: Executive Vice President
             and Treasurer